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                                                                   EXHIBIT 10.24

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made between Dr. Gina Kritchevsky and Nanophase Technologies Corporation ("NTC" or the "Company").

         WHEREAS, during the period between February 15, 1999 and December 6, 2002, Dr. Kritchevsky served as a Vice President and Chief Technology Officer of NTC pursuant to agreements including that certain Employment Agreement between the Company and Dr. Kritchevsky entered into on or about February 17, 2000 (the "Employment Agreement"); and

         WHEREAS, Dr. Kritchevsky wishes to redirect her professional expertise and time toward pursuits other than Company business, and NTC wishes to continue having periodic access to Dr. Kritchevsky's knowledge and expertise; and

         WHEREAS, effective December 6, 2002, Dr. Kritchevsky voluntarily resigned her position as an officer and employee of the Company, and NTC concurrently accepted her resignation; and

         WHEREAS, NTC wishes to engage Dr. Kritchevsky as NTC's consultant and Dr. Kritchevsky wishes to provide consulting services to NTC upon the terms and conditions stated in this Consulting Agreement.

         NOW, THEREFORE, in consideration of the mutual terms stated below and other valuable consideration, Dr. Kritchevsky and NTC agree as follows:

         1. Consulting Services. Effective December 7, 2002 through December 31, 2003 (the "Term"), Dr. Kritchevsky shall render consulting services to NTC consisting of: (a) monitoring any patent applications, filings by entities other than NTC regarding nano particles, nano materials or nano technology, with confidential written reports of such monitoring submitted bi-weekly by electronic mail to the Company's President and Chief Executive Officer (with copies transmitted to NTC's counsel); (b) at the request of NTC's President and Chief Executive Officer, attending such nano technology conferences as NTC's representative, and thereafter providing the Company's President and Chief Executive Officer with written reports of such conferences by electronic mail; and (c) providing the Company with such other consultation as may be reasonably requested from time to time by NTC's President and Chief Executive Officer. Under no circumstances will Dr. Kritchevsky's preceding consulting services continue after the end of the Term. However, in the Company's sole discretion, it may notify Dr. Kritchevsky that the Term has ended at any time before December 31, 2003, providing that such notification will not affect Dr. Kritchevsky's right to continued receipt of the Consulting Fees described below in Paragraph 2 of this Agreement.

         2. Consulting Fees. Subject to Dr. Kritchevsky's complying with all her obligations under this Agreement, NTC will pay her consulting fees in the aggregate amount of $185,000, payable in 26 equal proportionate amounts tendered on NTC's regular payroll periods beginning January 1, 2003 and continuing through December 31, 2003 (the "Consulting Fees"). The Company and Dr. Kritchevsky understand that the Consulting Fees shall be paid by NTC

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solely in exchange for Dr. Kritchevsky's agreement to perform consulting services for NTC. The Consulting Fees are not intended and should not be construed as NTC's payment to Dr. Kritchevsky of wages, salary or compensation for her past employment with the Company. NTC will forward Form 1099 to the U.S. Internal Revenue Service, the Arizona Department of Revenue and any other applicable taxing authority in connection with the Consulting Fees paid by NTC under this Agreement.

         3. Consulting Expenses. The Company will reimburse Dr. Kritchevsky for any reasonable expenses she incurs on NTC's behalf in connection with rendering her consulting services, provided that any such expenses are approved in advance by NTC's President and Chief Executive Officer and thereafter submitted to the Company with a written reimbursement request, supported by appropriate documentation acceptable to NTC, consistent with its customary procedures for expense reimbursement.

         4. Stock Options. All stock options previously granted to Dr. Kritchevsky shall remain in effect and operate throughout the Term solely according to the terms of the Company's respective Equity Compensation Plan, its Amended and Restated 1992 Stock Option Plan (collectively, the "Plans"), and any Stock Option Agreements between Dr. Kritchevsky and NTC. Subject to Dr. Kritchevsky's complying with all her obligations under this Agreement, upon the end of the Term, but not sooner than March 31, 2003, any stock options previously granted to Dr. Kritchevsky shall become fully vested and shall become exercisable by Dr. Kritchevsky in accord with the applicable option grant agreement and the Plans.

         5. COBRA Continuation. Subject to Dr. Kritchevsky's continuation election and eligibility for COBRA continuation coverage under the terms of NTC's group health insurance plans, the Company will deduct Dr. Kritchevsky's monthly insurance premiums for January, February and March 2003 from the respective Consulting Fees otherwise payable to Dr. Kritchevsky for those months. Thereafter, Dr. Kritchevsky will be responsible for tendering her own monthly insurance premium payments pursuant to COBRA.

         6. No Other Benefits. During the Term, Dr. Kritchevsky will not be entitled to nor receive any benefits under any employee welfare or retirement plan sponsored by NTC, except in her capacity as a former employee as provided under Paragraph 5 of this Agreement.

         7. Tax Consequences. Dr. Kritchevsky acknowledges that NTC has made no representations or warranties to her concerning the tax consequences, if any, of the Consulting Fees or any other monies paid to or on behalf of Dr. Kritchevsky under this Agreement. NTC and Dr. Kritchevsky each shall bear their own tax consequences, if any, and all related applicable tax reporting or filing obligations.

         8. General Release. In consideration of the preceding benefits provided by NTC to Dr. Kritchevsky, which benefits are hereby acknowledged by Dr. Kritchevsky to be sufficient, just and adequate, Dr. Kritchevsky, for herself and her heirs, executors, administrators, legal representatives, agents, attorneys, successors and assigns irrevocably and unconditionally hereby releases and forever discharges NTC, all its respective officers, directors, shareholders, predecessors, successors, affiliates, employees, insurers, benefit plans, legal representatives, agents, attorneys and assigns, of and from any and all administrative, judicial or other claims,

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actions, charges, suits, debts, dues, accounts, contracts, plans, controversies, agreements, promises, representations, warranties, damages and judgments, in law or equity, which Dr. Kritchevsky had, has or may hereafter have, whether known or unknown, from the beginning of time to and including the effective date of this Agreement, arising out of, relating to, or in any manner connected with any of the following:

                  A. All matters relating to Dr. Kritchevsky's employment with, or resignation as an officer and employee of, NTC.

                  B. All rights or claims to any compensation or benefits from the Company (specifically including any claim for severance benefits as provided in Section 7(b) of the Employment Agreement, except as expressly provided in this Agreement.

                  C. All suits, claims, charges or causes of action arising under or in connection with: (i) Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. ss.ss. 2000e et seq.), the Civil Rights Act of 1991, the Americans With Disabilities Act (42 U.S.C. ss.ss. 12101 et seq.) the National Labor Relations Act as amended (29 U.S.C. ss.ss. 151 et seq.) the Employee Retirement Income Security Act of 1974 as amended (29 U.S.C. ss.ss. 1001 et seq.), the Occupational Safety and Health Act of 1970 as amended (29 U.S.C. ss.ss. 651 et seq.), the Fair Labor Standards Act as amended (29 U.S.C. ss.ss. 201 et seq.); (ii) any federal, state or local law, statute, ordinance, regulation, order or any public policy affecting or relating to the claims and rights of employees, or any claims arising out of or in relation to any contract or common law right including without limitation any claim in tort or contract relating to the breach of an oral, written or implied contract, breach of the implied covenant of good faith and fair dealing, misrepresentation, defamation, interference with contract, interference with prospective economic advantage, retaliation, harassment, conspiracy, wrongful termination, intentional or negligent infliction of emotional or psychological injury, mental or emotional distress, mental anguish, negligence, humiliation, embarrassment, pain and suffering, loss of personal or professional reputation, loss of career opportunities, stigmatization or loss of job status or satisfaction; (iii) any employment-related claims for compensatory, consequential or punitive damages, equitable relief, attorneys' fees or litigation costs, back-pay, front-pay, past or prospective benefits from individual, group or other insurance coverage or any other source, loss of salary, net accumulations, wages, expense reimbursements, vacations, earnings, interest or loss of any other incidents, terms or conditions of employment; and (iv) any claim for attorneys' fees.

         9. Age Claim Release. Dr. Kritchevsky specifically agrees that:

                  A. She is releasing any and all claims for age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sections 621 et seq.), as amended by the Older Workers Benefit Protection Act, and related state law, arising up to the date of her execution of this Agreement;

                  B. The consideration she will receive under this Agreement is greater than normally provided by the policies of NTC to a person of her length of service and responsibility.

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                  C. She has been advised to consult with an attorney of her choice before she signs this Agreement.

                  D. She has been given twenty-one calendar days from the date she received this Agreement to decide whether to sign it;

                  E. She has seven calendar days from the date she signs this Agreement to revoke its execution. Dr. Kritchevsky agrees that if she revokes her execution of this Agreement, she will immediately provide NTC with written notice of the revocation, transmitted to NTC by overnight delivery or messenger. In the event of such revocation, all obligations of NTC under this Agreement shall cease immediately.

         10. No Admissions. Dr. Kritchevsky acknowledges that the benefits provided by NTC, and its execution of this Agreement, are not an admission of wrongdoing of any kind on the part of the entities and persons hereby released, by whom wrongdoing of any kind is expressly denied.

         11. Confidentiality. Dr. Kritchevsky agrees to keep strictly confidential all terms of this Agreement. Dr. Kritchevsky also agrees not to disclose any proprietary business information or trade secret information belonging to NTC. Dr. Kritchevsky confirms the enforceability of her obligations under that certain Confidential Information And Proprietary Rights Agreement between NTC and her entered into on or about February 15, 1999. Dr. Kritchevsky agrees that if she is ever required by subpoena or order of any court or administrative agency to disclose any information concerning NTC, including its confidential or proprietary information of any kind, she will first notify NTC in writing of such subpoena or order before making any disclosure.

         12. Continued Rights and Obligations.

                  A. Dr. Kritchevsky confirms the enforceability of her obligations under Sections 8 and 18 of the Employment Agreement.

                  B. NTC and Dr. Kritchevsky confirm that nothing in this Agreement is intended, nor should be construed as, a waiver of any rights to indemnification in connection with her prior acts or omissions as an officer of NTC that Dr. Kritchevsky now has or subsequently may have under any insurance policy or provision of applicable law.

                  C. Dr. Kritchevsky acknowledges that as the Company's former Chief Technology Officer, she became familiar with all NTC's proprietary technology and know-how. In view of her knowledge of the Company's confidential information and business strategies, and in consideration of the Consulting Fees payable by NTC under this Agreement, Dr. Kritchevsky agrees that during the Term, and throughout the Non-Competition Period as defined in Paragraph 8(b) of the Employment Agreement, she will not directly or indirectly, whether on her own behalf or on behalf of any other person or entity, in any manner render consulting services of any kind to or for any person or entity other than NTC with respect to any aspect of nanotechnology or nanomaterials.

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         13. Return of NTC Property. Upon the Company's request, Dr. Kritchevsky shall immediately return to NTC any of its property in her possession or control, including, without limitation, any written or computer-based materials and any copies, excerpts, summaries or compilations thereof.

         14. No Assignment. Dr. Kritchevsky warrants that she has not assigned any claim, cause of action, suit, contract, controversy, promise or damages which she had, has or hereafter may have arising from any matters connected in any way with her employment by NTC or any claims released in this instrument.

         15. Integration and Voluntary Signing. Dr. Kritchevsky acknowledges that all the benefits provided by NTC, and its execution of this Agreement, are described in this instrument; that no other promise or agreement of any kind has been made to or with her by any person or entity to cause her to sign this Agreement; that except as specifically stated herein, this instrument constitutes the entire agreement between the parties; and that she has knowingly signed the Agreement of her own free will.

         16. Governing Law. This Agreement shall be construed in accord with and governed by the laws of the State of Illinois.

                                      Nanophase Technologies Corporation

  /s/  Gina Kritchevsky               By:      /s/    Joseph Cross
--------------------------------             --------------------------------
       Gina Kritchevsky               Its:   President & CEO

Date:  12/12/02                       Date:  12/12/02